Exhibit 10.6


                             J. CROSS MARKETING, LLC
                       LIMITED LIABILITY COMPANY AGREEMENT

      This limited liability company agreement of J. Cross Marketing, LLC, a Delaware limited liability company, is entered into the 8th day of June, 2001, by and between Media Outsourcing, Inc., a Delaware corporation ("MOS"), and JWE Holdings, Inc., a Delaware corporation ("JWE").

      Intending to be legally bound hereby, the parties hereto agree as follows:

                                    SECTION 1
                       DEFINED TERMS; OPERATION OF COMPANY

        1.1 Defined Terms. When used in this Agreement, the following capitalized terms shall have the meanings set forth below:

            "Act" means the Delaware Limited Liability Company Act.

            "Adjusted Capital Account" means a Member's Capital Account, adjusted as follows: (a) any deficit balance in a Member's Capital Account shall be reduced by any amount that the Member is obligated to restore to the Company, or any amount the Member is treated as obligated to restore to the Company under Regulation ss.1.704-1(b)(2)(ii)(c), Regulation ss.1.704-2(g), and Regulation ss.1.704-2(i)(5); and (b) a Member's Capital Account shall be adjusted for items specified in subsections (4), (5), and (6) of Regulation ss.1.704-1(b)(2)(ii)(d).

            "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, or manager of such Person, or (iv) any Person who is an officer, director, general partner, manager, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" means this limited liability company agreement, as the same may be amended from time to time.

            "Bankruptcy" means, with respect to any Person, (i) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or such Person's debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person for any substantial part of its property, or (ii) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

            "Book Value" means the adjusted basis of the Company's property for federal income tax purpose, with the adjustments provided in Section 2.4.4 of this Agreement.

            "Capital Account" means the account established and maintained for each Member in accordance with Section 2.4 of this Agreement.

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            "Capital Contribution" means the amount of money and the Book Value of any property contributed to the Company by a Member (net of any liabilities to which such property is subject or that are assumed by the Company in connection with such contribution).

            "Capital Event" means any disposition of all or any part of Company property not in the ordinary course of business including, without limitation, a sale, exchange, condemnation, casualty, or grant of a long-term leasehold, or the borrowing of money by the Company, secured by Company property or any part thereof, for the purpose of making distributions to the Members or paying the entire balance due, including accrued interest, on any outstanding loan secured by Company property or any part thereof.

            "Certificate" means the certificate of formation for the Company, and any amendments thereto.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company" means the limited liability company formed and operated pursuant to the terms of this Agreement.

            "Company Minimum Gain" has the same meaning as partnership minimum gain set forth in Regulation ss.1.704-2(b)(2) and 1.704-2(d).

            "Depreciation" means the amount determined for each year or other period as an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to any Company property for such year or other period, except that, if the Book Value of any property differs from its adjusted tax basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of a property at the beginning of a year is zero, Depreciation shall be determined for such property with reference to Book Value using any reasonable method selected by the Members.

            "Incapacity" means (a) with respect to a natural Person, the Bankruptcy, death or determination of incompetency or insanity of such Person and (b) with respect to any other Person, the Bankruptcy, liquidation or dissolution of such Person.

            "Indemnified Party" means MOS and JWE, and any officer, director, shareholder, partner, member, manager, employee, or agent of MOS or JWE.

            "Interest" means an ownership interest in the Company, including all or any part of the rights and obligations in connection therewith under this Agreement and the Act.

            "Members" means MOS and JWE, and any Person subsequently admitted as a Member in accordance with the terms of this Agreement.

            "Member Nonrecourse Debt" has the same meaning as the definition of partner nonrecourse debt set forth in Regulation ss.1.704-2(b)(4).

            "Member Nonrecourse Debt Minimum Gain" has the same meaning as partner nonrecourse debt minimum gain set forth in Regulation ss.1.704-2(i)(3).

            "Member Nonrecourse Deductions" has the same meaning as partner nonrecourse deductions set forth in Regulation ss.1.704-2(i)(2).

            "Net Capital Proceeds" means gross cash or property received by the Company from all Capital Events, including reductions in Reserves that reduced Net Capital Proceeds for prior periods, reduced by the portion used (i) to pay Company costs and expenses incurred in connection with such Capital Event, including repayment of any Member Loans and any other Company indebtedness then due, and (ii) to fund Reserves.

            "Net Ordinary Proceeds" means gross cash or property received by the Company from all sources other than Capital Contributions or Capital Events, including reductions in Reserves that reduced Net Ordinary



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Proceeds for prior periods, reduced by the portion used (i) to pay Company expenses, including repayment of any Member Loans and any other debt service, and (ii) to fund Reserves.

            "Nonrecourse Deductions" has the meaning set forth in Regulation ss.1.704-2(b)(1).

            "Person" means any individual or any partnership, corporation, trust, limited liability company or other legal entity.

            "Profits" and "Losses" mean, for each year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with ss.703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to ss.703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

                  (b) Any expenditures of the Company described in ss.705(a)(2)(B) of the Code or treated as ss.705(a)(2)(B) expenditures pursuant to Regulation ss.1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss.

                  (c) If the Book Value of any Company property is adjusted pursuant to Section 2.4.4(b) of this Agreement, the amount of such adjustment shall be taken into account as Profit Loss from the disposition of such property for purposes of computing and allocating Profits or Losses.

                  (d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value.

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such year or other period as determined in accordance with this Agreement.

                  (f) To the extent adjustment to the adjusted tax basis of any Company asset pursuant to ss.734(b) or ss.743(b) of the Code is required, pursuant to Regulations ss.1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

                  (g) Items of income, gain, loss or deduction specially allocated pursuant to Section 4.2 of this Agreement shall be excluded from Profits and Losses.

            "Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

            "Reserves" means amounts set aside to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due, as determined by the sole discretion of the Members.

            "Tax Matters Member" shall have the same meaning as the definition of tax matters partner under ss.6231(a)(7) of the Code.

            "Unreturned Capital Contributions" means a Member's Capital Contributions reduced (but not below zero) by all distributions to such Member pursuant to Section 3.2(a). If there is a revaluation of Company property in accordance with Section 2.4.4(b)(i) or (ii) of this Agreement, the amount of any adjustment to a Member's Capital Account in connection with such revaluation shall be treated as an increase (if such adjustment is positive) or decrease (if such adjustment is negative) in such Member's Unreturned Capital Contributions. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Unreturned Capital Contribution of the transferor to the extent it relates to the transferred Interest.



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      1.2 Formation; Name. The Company was formed by the filing of the
Certificate. The Members hereby agree to operate the Company as a limited liability company under the Act. The Company shall be operated under the name "J. Cross Marketing, LLC." The Members or an authorized person shall file such other certificates and documents as are necessary to continue the Company as a limited liability company and to qualify the Company to conduct business in any jurisdiction in which the Company conducts business. A copy of the Certificate shall be provided to any Member on request.

      1.3 Registered Agent and Office; Principal Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Members in accordance with the Act. The principal business office of the Company shall be located at 737 U.S. Highway 93 North, Corvallis, MT 59828, or such other address as shall be designated with written notice to the Members.

      1.4 Purpose. The sole purpose and business of the Company is to own and operate a teleservices business to sell subscription magazines. The Company shall not engage in any other business. The Company is authorized to do any and all acts and things necessary, appropriate, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Company. The Members agree that the projections attached hereto as Exhibit "A" are commercially reasonable and that the Company will operate on the basis of such projections.

      1.5 Term. The term of the Company shall commence on the date of filing of the Certificate, and the Company shall continue until terminated in accordance with this Agreement.

      1.6 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in the Member's individual name or right, and each Member's Interest shall be personal property for all purposes. The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

      1.7 Waiver of Partition. No Member shall either directly or indirectly take any action to require partition or appraisement of the Company or of any of its assets or properties or cause the sale of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to such Member's Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

      1.8 No State-Law Partnership. The Members intend that the Company not be a partnership, and that no Member be a partner of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

                                    SECTION 2
              CAPITAL CONTRIBUTIONS; MEMBER LOANS; CAPITAL ACCOUNTS

      2.1 Capital Contributions. The Members have made the following Capital Contributions: MOS $75,000, JWE $25,000. No Member shall be obligated to make any additional Capital Contributions to the Company.

      2.2 Member Loans. At any time during the first two (2) years after the date of this Agreement, if requested in writing by either Member, each Member shall advance additional funds to the Company as loans pursuant to this Section
2.2 (the "Member Loans"). No Member shall be required to make Member Loans that exceed in total the principal amount set forth for such Member in this Section
2.2. The notice of the need for a Member Loan shall set forth the total amount to be advanced by all Members pursuant to the notice, the purpose for which the funds are needed by the Company, and each Member's proportionate share of the Member Loans to be made pursuant to the notice. Within ten (10) days after receipt of notice of the need for Member Loans, each Member shall lend to the Company its share of such Member Loans. The first $400,000 of Member Loans shall be advanced in the following proportions: MOS 75%, JWE 25%. The next $500,000 of Member Loans shall be advanced in the following proportions: MOS 25%, JWE 75%. All Member Loans shall bear interest at the short-term applicable Federal rate determined under Section 1274(d) of the Code that is in effect for the month in which the funds are advanced to the Company. Interest only shall be paid quarterly on each Member Loan. The entire principal of each Member Loan shall be repaid at maturity on the date that is the third anniversary of the Member Loan, provided, however, that Member Loans may be prepaid prior to maturity, and no amounts shall be distributed to the Members as Net Ordinary Proceeds



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or Net Capital Proceeds until all Member Loans have been repaid in full. All repayments of Member Loans shall be applied first to the principal and interest on the most recent Member Loans, and shall be allocated between the Members in the same proportions as such Member Loans were advanced. JWE shall cause its shareholder to execute and deliver to the Company a guaranty of JWE's obligation to make Member Loans.

      2.3 No Interest on Capital. No interest shall be paid on any Capital Contributions or Capital Account balance of any Member.

      2.4 Capital Accounts. A Capital Account shall be maintained and adjusted for each Member in accordance with the following provisions:

            2.4.1 Additions to Capital Accounts. To each Member's Capital Account there shall be added the Member's Capital Contributions and the Member's distributive share of Profits and any items of income or gain which are allocated separately from Profits under Section 4.2.

            2.4.2 Subtractions from Capital Accounts. From each Member's Capital Account there shall be subtracted the amount of money and the Book Value of any Company property distributed to the Member (net of any liabilities to which the property is subject or that are assumed by the Member in connection with the distribution), and the Member's distributive share of Losses and any items of expenses or losses which are allocated separately from Losses under Section 4.2.

            2.4.3 Transfers. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

            2.4.4 Book Values. For purposes of determining a Member's Capital Contributions and Capital Account, property held by the Company shall be taken into account in accordance with the following provisions:

                  (a) The Book Value of any property contributed by a Member to the Company initially shall be the gross fair market value of the property.

                  (b) The Book Value of all Company property shall be adjusted to equal the respective gross fair market values of the property as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for services or more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest; or (iii) the liquidation of the Company within the meaning of Regulation ss.1.704-1(b)(2)(ii)(g).

                  (c) The Book Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to ss.734(b) or ss.743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation ss.1.704-1(b)(2)(iv)(m).

                  (d) The Book Value of Company property shall be adjusted by the Depreciation taken into account with respect to such property.

            2.4.5 Compliance with Regulations. The foregoing provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with ss.704(b) of the Code and the Regulations issued thereunder, and shall be interpreted and applied in a manner consistent with such Regulations. If the Members determine that it is appropriate to modify the manner in which the Capital Accounts are computed in order to comply with such Regulations, the Members may make such modification, provided that such modification shall not have a material effect on the amounts distributable to any Member.

      2.5 No Deficit Make-Up. No Member shall be obligated to the Company, or any other Member solely because of a deficit balance in such Member's Capital Account.

                                    SECTION 3
                                  DISTRIBUTIONS

      3.1 Distributions of Net Ordinary Proceeds. Net Ordinary Proceeds shall be distributed among the Members within ten (10) days after the end of each calendar quarter. Net Ordinary Proceeds shall be distributed 50% to MOS and 50% to JWE.

      3.2 Distributions of Net Capital Proceeds. Net Capital Proceeds will be distributed among the Members within thirty (30) days after receipt by the Company as follows:

            (a) First, among the Members in proportion to their relative Unreturned Capital Contributions, until all Unreturned Capital Contributions have been reduced to zero;

            (b)   Then, 50% to MOS and 50% to JWE.

      3.3 Amounts Withheld. The Company is authorized to withhold from distributions or with respect to allocations and pay over to any federal, state, local, or foreign government any amounts required to be withheld pursuant to any provisions of federal, state, local, or foreign law. All amounts so paid shall be treated as amounts distributed to the Members pursuant to this Agreement. To the extent any amount withheld with respect to a Member pursuant to this Section
3.3 for any year exceeds the amount distributable to such Member for such year, such Member shall repay such excess to the Company within ten (10) days after such Member receives written notice from the Company of the amount of such excess.

      3.4 Distributions in Kind. The Company may distribute property other than cash to the Members. All such distributions shall be made based upon the fair market value of such property at the time of distribution.

      3.5 Limitation on Distributions. The Company shall not make any distributions of Net Ordinary Proceeds or Net Capital Proceeds until (i) all Member Loans have been repaid in full, and (ii) the Company has realized net positive earnings before depreciation and amortization.

                                    SECTION 4
                               PROFITS AND LOSSES

      4.1 General Allocation of Profits and Losses. After taking into account any special allocations pursuant to Section 4.2 and subject to any limitations contained therein, Profits or Losses for each year shall be allocated among the Members in accordance with this Section 4.1.

            4.1.1 Profits from Operations. Profits from any source other than a Capital Event shall be allocated among the Members as follows:

            (a) First, 50% to MOS and 50% to JWE until the Members have been allocated cumulative Profits pursuant to this Section 4.1.1(a) for the current year and all prior years equal to the cumulative Losses allocated pursuant to
Section 4.2.2(c) for all prior years;

            (b) Then, 75% to MOS and 25% to JWE until the cumulative Profits allocated pursuant to this Section 4.1.1(b) for the current year and all prior years equal the cumulative Losses allocated pursuant to Section 4.1.2(b) for all prior years;

            (c)   Then, 50% to MOS and 50% to JWE.

Notwithstanding the foregoing, the Members understand that after Capital Account balances have been reduced to zero, losses up to the amount of any Member Loans made pursuant to Section 2.2 will be allocated pursuant to Section 4.2.3 in accordance with each Member's share of such Member Loans, taking into account the relative priority of repayment of such Member Loans.

            4.1.2 Losses from Operations. Losses from any source other than a Capital Event shall be allocated among the Members as follows:


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            (a) First, 50% to MOS and 50% to JWE until the Members have been allocated cumulative Losses pursuant to this Section 4.1.2(a) for the current year and all prior years equal to the cumulative Profits allocated pursuant to
Section 4.1.1(c) for all prior years;

            (b) Then, 75% to MOS and 25% to JWE until the cumulative Losses allocated pursuant to this Section 4.1.2(b) for the current year and all prior years equal the sum of the Members' Unreturned Capital Contributions and the cumulative Profits allocated pursuant to Section 4.1.1(b) for all prior years;

            (c)   Then, 50% to MOS and 50% to JWE.

            4.1.3 Profits from Capital Events. After adjusting Capital Accounts for all allocations of Profits and Losses pursuant to Section 4.1.1 and Section
4.1.2 and distributions pursuant to Section 3.1 for the year, but prior to adjusting Capital Accounts for distributions pursuant to Section 3.2 for the year, Profits from a Capital Event shall be allocated among the Members as follows:

            (a) First, among the Members with negative Capital Account balances in proportion to each such Member's relative negative Capital Account balance, until all negative Capital Account balances are eliminated;

            (b) Then, among the Members with Unreturned Capital Contributions in excess of their Capital Account balances in proportion to each such Member's share of such excess, until each Member's Capital Account balance is equal to such Member's Unreturned Capital Contribution;

            (c)   Then, 50% to MOS and 50% to JWE.

            4.1.4 Losses from Capital Events. After adjusting Capital Accounts for all allocations of Profits and Losses pursuant to Section 4.1.1 and Section
4.1.2 and distributions pursuant to Section 3.1 for the year, but prior to adjusting Capital Accounts for distributions pursuant to Section 3.2 for the year, Losses from a Capital Event shall be allocated among the Members as follows:

            (a) First, among the Members with Capital Account balances in excess of their Unreturned Capital Contributions in proportion to each such Member's share of such excess, until each Member's Capital Account balance is equal to such Member's Unreturned Capital Contribution;

            (b) Then, among the Members with positive Capital Account balances in proportion to each such Member's relative positive Capital Account balance, until all positive Capital Account balances are eliminated;

            (c)   Then, 50% to MOS and 50% to JWE.

      4.2   Special Allocations.

            4.2.1 Limitation on Allocation of Items of Loss or Deduction. No Company items of loss or deduction may be allocated to any Member to the extent such allocation would result in an Adjusted Capital Account deficit balance for such Member. Any items of loss or deduction that are prohibited to be allocated to a Member under the preceding sentence shall be reallocated among the other Members to whom such limitation does not apply. If, at the end of a year, any Member has an Adjusted Capital Account deficit balance, such Member shall be allocated items of gross income and gain to the extent necessary to eliminate such deficit balance.

            4.2.2 Nonrecourse Deductions and Company Minimum Gain Chargeback. Nonrecourse Deductions shall be allocated 50% to MOS and 50% to JWE. If there is a net decrease in Company Minimum Gain for any year, each Member shall be allocated the next available items of income and gain for such year (and for subsequent years if necessary) equal to such Member's share of the net decrease in Company Minimum Gain as determined in accordance with Regulation ss.1.704-2(g) and the "minimum gain chargeback" requirement of Regulation ss.1.704-2(f).

            4.2.3 Member Nonrecourse Deductions and Chargeback. Member Nonrecourse Deductions for any year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable as determined under Regulation ss.1.704-2(i). If there is a net decrease in Member Nonrecourse Debt Minimum Gain in any year, each Member shall be


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allocated items of income and gain for such year (and for subsequent years if necessary) equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain in accordance with Regulation ss.1.704-2(i)(4).

            4.2.4 Qualified Income Offset. Any Member who unexpectedly receives, with respect to the Company, an adjustment, allocation, or distribution of any item described in subsections (4), (5), or (6) of Regulation ss.1.704-1(b)(2)(ii)(d) shall be allocated items of income and gain in an amount sufficient to eliminate such Member's Adjusted Capital Account deficit balance arising thereby as quickly as possible, in accordance with the "qualified income offset" rule of Regulation ss.1.704-1(b)(2)(ii)(d)(3).

            4.2.5 Curative Allocations. The special allocations set forth in this Section 4.2 are intended to comply with the requirements of the Regulations under ss.704(b) of the Code. It is the intent of the Members that all such special allocations shall be offset with other special allocations. Accordingly, to the extent consistent with the Regulations, to the extent that any such special allocations are made to a Member, subsequent offsetting special allocations shall be made to such Member such that the net amount of all items of income, gain, loss and deduction allocated to each Member is the same that would have been allocated to each Member if no special allocations had been made to any Member, taking into account future special allocations that, although not yet made, are likely to offset previous special allocations.

      4.3 Allocation During Year. For purposes of determining Profits, Losses, or any other items allocable to any period ending on a date other than the last day of the Company's year, Profits, Losses, and items of income, gain, loss and deduction shall be allocated among such periods in accordance with ss.706 of the Code and the Regulations thereunder, using such allocation method (pro rata or interim closing of the books or other method permitted by the Regulations) as shall be determined by the Members.

      4.4   Tax Allocations.

            4.4.1 General Allocation. Except as otherwise provided in this
Section 4.4, items of income, gain, loss and deduction as determined for federal income tax purposes shall be allocated in the same manner as the related items of Profits, Losses, or specially allocated items. Tax credits shall be allocated in accordance with Regulation ss.1.704-1(b)(4)(ii).

            4.4.2 Contributed Property. In accordance with ss.704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

            4.4.3 Revaluations. If the Book Value of any Company property is adjusted pursuant to Section 2.4.4(b) of this Agreement, income, gain, loss and deduction with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under ss.704(c) of the Code and the Regulations thereunder.

            4.4.4 No Effect on Capital Accounts. Allocations pursuant to this
Section 4.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

            4.4.5 Allocation Method. The method for making allocations pursuant to Section 4.4.2 and Section 4.4.2 shall be such method permitted by Regulation ss.1.704-3 as shall be selected by the Members.

                                    SECTION 5
                              MANAGEMENT OF COMPANY

      5.1 General Provisions Concerning Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members. All Company decisions and actions shall require the consent of MOS and JWE. The Members may delegate decisions regarding the day-to-day operations of the Company to Persons appointed by the Company for such purpose, subject to the review and approval of the Members.

      5.2 Contracts with Affiliates. The Company may enter into contracts and agreements for property or services in the ordinary course of business with any Member or any Affiliate of a Member, provided such contracts and agreements are on terms and conditions which are no less favorable to the Company than could be obtained by the Company in the same type of transaction with an independent third party. The Members hereby expressly approve the agreements to be entered into by the Company in substantially the form attached hereto as the Fulfillment Service Agreement, as Exhibit "B," the Management Support Services Agreement, as Exhibit "C," and the Lease Agreement, as Exhibit "D," and any modification, variation, supplementation or amendment in any respect and at any time to either of the agreements which are in substantially the form attached hereto as Exhibit "B" and Exhibit "C" shall require the approval of all of the Members.

      5.3 Company Expenses. All expenses of the Company shall be billed directly to and be paid by the Company, provided, however, that JWE will recruit and train all Company personnel at no charge to the Company except for reimbursement of JWE's reasonable and customary out-of-pocket expenses as substantiated to the reasonable satisfaction of the Company.

                                    SECTION 6
                 BOOKS AND RECORDS; TAX AND FINANCIAL MATTERS

      6.1 Books and Records. The Company books and records shall be maintained at the principal office of the Company. The Company books shall be closed and balanced at the end of each year. The books and records of the Company shall be available for inspection by any Member at the principal business office of the Company during normal business hours.

      6.2 Fiscal Year. The year of the Company shall end on the last day of the month of December each year.

      6.3 Reports and Tax Returns. The Company shall transmit to each Member after the end of each year the Schedule K-1 (form 1065) for the Member for such year. All tax elections concerning the Company shall be made by the Tax Matters Member.

      6.4 Tax Matters Member. MOS shall be the Tax Matters Member. The Tax Matters Member shall exercise all of the authority of a "tax matters partner" under the Code.

      6.5 Banking. All funds of the Company shall be deposited in the name of the Company in such checking account or accounts as shall be designated by the Members. All withdrawals therefrom are to be made upon checks signed by a Person or Persons authorized by the Members.

                                    SECTION 7
                     TRANSFERS, ADMISSIONS, AND WITHDRAWALS

      7.1 Transfers. No Member shall transfer, sell, assign, encumber, or otherwise dispose of all or any portion of the Member's Interest, including without limitation by way of liquidation, dissolution, merger, consolidation, division, or other reorganization of a Member, without the written consent of all of the other Members. Any purported transfer, sale, assignment, encumbrance, or other disposition in violation of this Agreement shall be null and void. A change of control of MOS's parent shall not be deemed a transfer, sale, assignment, encumbrance or other disposition of all or any portion of a Member's Interest.

      7.2 Admissions. No Person shall be admitted as a Member of the Company, either as a permitted transferee of an Interest or through issuance of any new Interests by the Company, without the written consent of all of the Members, and only if the transferee agrees to be legally bound by this Agreement as a Member and executes and delivers to the Company such documents and instruments as are necessary or appropriate in connection with the transferee becoming a Member, and pays all costs and expenses incurred by the Company in connection with such admission. Any permitted transferee who is not admitted as a Member shall have the rights of the transferor to the allocations and distributions with respect to the transferred Interest, but shall have no rights as a Member under this Agreement and the Act.

      7.3 No Withdrawal. No Member shall have the right to withdraw from the Company prior to the dissolution and winding up of the Company.

      7.4 Incapacity of Member. The Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, provided the transfer of the Member's Interest complies with Section 7.1, the executor, administrator, guardian, trustee or other personal representative or successor in interest of the Member affected by such Incapacity shall be deemed to be the assignee of such Member's Interest and may, subject to Section 7.2, become a substituted Member.

                                    SECTION 8
                           TERMINATION AND DISSOLUTION

      8.1 Dissolution Events. The Company shall be terminated and dissolved only upon the election of all of the Members, or upon the entry of a final decree of judicial dissolution under the Act.

      8.2   Liquidation.

            8.2.1 Winding Up. Upon the dissolution of the Company, the Company's business shall be liquidated in an orderly manner. The Members shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. Profits and Losses up to and including the liquidation shall be allocated among the Members in accordance with Section 4. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof.

            8.2.2 Payments and Distributions. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

                  (a) To the payment and discharge of all of the Company's debts and liabilities, including any debts and liabilities owed to any Member, and to the expenses of liquidation;

                  (b) To the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with the order of priority set forth in Section (c) hereof);

                  (c) To and among the Members in accordance with Section 3 of this Agreement.

                                    SECTION 9
                         EXCULPATION AND INDEMNIFICATION

      9.1 Exculpation. No Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Members for any act or omission performed or omitted by the Indemnified Party in good faith pursuant to the authority granted to the Indemnified Party under this Agreement and in a manner reasonably believed by the Indemnified Party to be in the scope of the authority granted to the Indemnified Party by this Agreement and in the best interests of the Company, provided that the act or omission is not determined by a court to be due to the Indemnified Party's willful misconduct or recklessness.

      9.2 Indemnification. The Company shall indemnify and hold harmless each Indemnified Party against any loss or damage (including attorneys' and other professional fees) incurred by the Indemnified Party on behalf of the Company or in furtherance of the Company's interests, without relieving the Indemnified Party of liability for willful misconduct or recklessness. The satisfaction of any indemnification shall be from and limited to Company's assets and no Member shall have any liability on account thereof. The right to indemnification shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by the Indemnified Party in advance of the final disposition of any proceeding; provided, however, that the advance payment of such expenses shall be made only upon delivery to the Company of a written affirmation by such Indemnified Party of such Indemnified Party's good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification under this Agreement and a written undertaking, by or on behalf of such Indemnified Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under this Agreement or otherwise.

                                   SECTION 10
                         REPRESENTATIONS AND WARRANTIES

      10.1 General. As of the date hereof, each of the Members makes each of the representations and warranties applicable to such Member as set forth in this
Section 10.1, and such representations and warranties shall survive the execution of this Agreement.

            10.1.1 Due Incorporation or Formation; Authorization of Agreement. If such Member is a corporation, partnership, trust, limited liability company, or other legal entity, it is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership or company action. This Agreement constitutes the legal, valid, and binding obligation of each Member.

            10.1.2 No Conflict or Default. The execution, delivery, and performance of this Agreement and the consummation by such Member of the transactions contemplated hereby (i) will not conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, or any arbitrator, applicable to such Member, and (ii) will not conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, or operating agreement of such Member, or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets are or may be subject.

            10.1.3 Governmental Authorizations. Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Agreement.

            10.1.4 Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of such Member's properties, assets, or businesses in any court or before or by any governmental department, board, agency, instrumentality, or arbitrator which, if adversely determined, could (or in the case of an investigation could lead to any action, suit, or proceeding which, if adversely determined, could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such Member.

      10.2 Investment Representations. Each Member represents and warrants that it has acquired its Interest for its own account as part of a transaction exempt from registration under the Securities Act of 1933, as amended, and applicable state law for investment purposes and not with a view to the resale or distribution thereof, and that it has had access to any and all information necessary to arrive at its decision to acquire its Interest. In addition to the restrictions on transfer of Interests otherwise set forth in this Agreement, no Interest may be sold, transferred, assigned or otherwise disposed of by any Member in the absence of registration under the Securities Act of 1933, as amended, and applicable state law, or an opinion of counsel experienced in securities matters and satisfactory to the other Members that such assignment or other disposition will not be in violation of said Act or state laws. No Member shall have any right to require registration of its Interest under said Securities Act or applicable state law and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely. Each Member further acknowledges that it understands that the effect of the foregoing representation and warranty and restriction on assignment or other disposition is generally to require that such Interest be held indefinitely unless it is registered or an exemption from registration is available.

                                   SECTION 11
                        PARTICIPATION AND NONSOLICITATION

      11.1 Right to Participate. MOS agrees that neither it nor any of its Affiliates will open any directly owned facilities within two hundred (200) miles of an existing JWE operation without first providing JWE the opportunity to join the venture under the terms of this Agreement. Any operations related to the PIECO and Heritage Marketing are excluded from the above provision.

      11.2 Nonsolicitation. JWE agrees to enter into employee non-solicitation covenants with the Company and MOS and its Affiliates when entering into an Option Agreement, of even date herewith, with JWE ENTERPRISES, a Florida corporation, MOS, and Jason W. Ellsworth with an address at P.O. Box 1202, Lolo, MT 59847 (the "Option Agreement").

                                   SECTION 12
                                  MISCELLANEOUS

      12.1 Notices. All notices, approvals, consents, requests, instructions, and other communications (collectively "Communications") required to be given in writing pursuant to this Agreement shall be validly given, made or served only when delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by a reputable overnight or same day courier, addressed to the Company or the Member at the address that is on record at the principal office of the Company. Any such Communication shall be treated as given under this Agreement when the Communication is delivered to such address. The designation of the Person to receive such Communication on behalf of a Member or the address of any such Person for the purposes of such Communication may be changed from time to time by written notice given to the Company pursuant to this Section.

      12.2 Successors. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns.

      12.3 Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware.

      12.4 Amendment. No change or modification to this Agreement shall be valid unless the same be in writing and signed by all of the Members.

      12.5 Entire Agreement. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and agreements between them respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

      12.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      12.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

      12.8 Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

      12.9 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

      12.10 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such Member's right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the Member giving the same.

      12.11 Other Business and Investment Ventures. Except as otherwise provided in this Agreement, each Member may engage in other business or investment ventures, including business or investment ventures in competition with the Company, and neither the Company nor the other Members shall have any rights in such business or investment ventures.

      12.12 Arbitration. All claims, demands, disputes, controversies, differences, or misunderstandings among or between the parties hereto arising out of, or by virtue of, this Agreement (collectively, referred to as "Disputes") shall first be negotiated by the parties hereto who are participants in the Dispute (the "Parties"), and, if an acceptable resolution does not result, shall then be submitted to and determined by arbitration in accordance with this Section

12.12. In the event of such a Dispute, which cannot be first resolved among or between the Parties, the Parties shall together select one arbitrator who is neutral and unbiased. If the Parties are unable to agree upon the arbitrator, the American Arbitration Association ("AAA") shall be designated by any party to appoint such arbitrator to arbitrate the matter in accordance with this Section
12.12. The matter shall be arbitrated under the applicable rules of the AAA, such arbitration to be held in Chicago, Illinois. At any time before a decision of the arbitration panel has been rendered, the parties may resolve the Dispute by settlement. The Company shall bear the initial fees and expenses of the Parties' counsels, witnesses and the arbitrator selected by the Parties or appointed by the AAA. The prevailing Party/ies shall be entitled to reimbursement from the other Party/ies for one-half of the prevailing Party's/ies' total fees and expenses (including, without limitation, fees and expenses of attorneys, witnesses and the arbitrator). The decision of the arbitrator shall be made in writing setting forth the award, the reasons for the decision and award; shall be binding and conclusive on all Parties; and shall not be appealable. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. This agreement to arbitrate is specifically enforceable by the parties to this Agreement.

      12.13 Additional Instruments. Each Member agrees to execute and deliver such additional agreements, certificates, and other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

      12.14 Additional Representation. Each Member represents and warrants that it has received, read carefully and understands this Agreement and all exhibits to this Agreement and has consulted its own attorneys, accountants and investment advisors with respect to the agreements, representations, warranties, acknowledgements, obligations, undertakings and investments contemplated hereby and thereby and their suitability for the Member and is not relying on the attorneys, accountants and investment advisors of the other Member. Any specific acknowledgment set forth in this Agreement or any of the exhibits hereto with respect to any statement contained in this Agreement or any exhibits hereto shall not be deemed to limit the generality of this representation and warranty.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    MEMBERS:

                                    MEDIA OUTSOURCING, INC.



                                    By:
                                        --------------------------------------
                                          Name:
                                          Title:



                                    JWE HOLDINGS, INC.



                                    By:
                                        --------------------------------------
                                          Name: Jason W. Ellsworth
                                          Title:      President

                             J. Cross Marketing, LLC
                       Limited Liability Company Agreement
                                    Exhibit A

                                   PROJECTIONS

                             J. Cross Marketing, LLC
                       Limited Liability Company Agreement
                                    Exhibit B

                          FULFILLMENT SERVICE AGREEMENT



      AGREEMENT made as of June 8, 2001 (the "Agreement Date"), by and between Media Outsourcing, Inc., a Delaware corporation ("MOS"), and J CROSS MARKETING, LLC, a Delaware limited liability company ("JXM").

                                   BACKGROUND

      WHEREAS, JXM is engaged in the business of operating a teleservices business to sell magazine subscriptions (the "Business").

      WHEREAS, JXM desires to engage MOS to provide certain services required by JXM's Business, and MOS is willing to provide such services, all upon the terms contained herein.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.    SERVICES TO BE PROVIDED BY MOS
            1.1 MOS's obligations to JXM hereunder shall be limited to the following:

                    (a) verifying with subscribers their placement of subscription orders;

                    (b) collection activities in accordance with the collection procedures established by MOS from time to time;

                    (c) entering subscription orders with the appropriate publisher;

                    (d) providing customer care through MOS operators (employees and/or contractors of MOS) answering telephone calls received at a toll free telephone number dedicated solely to providing such customer care (which customer care shall include, without limitation, correcting subscriber addresses and maintaining a continuing relationship with subscribers);

                    (e) delivery to new subscribers of "Welcome Letters" addressed to JXM's customers and prepared by JXM;

                    (f) processing service complaints related to untimely delivery or non-delivery of subscription orders;

                    (g)  making substitutions as directed by JXM;

                    (h)  processing cancellations as directed by JXM;

                    (i)  on request, checking for duplicate subscription orders;

                    (j) processing subscriber payments and refunds as more fully set forth below;

                    (k) notifying publishers of changes of address submitted by JXM; and

                    (l) such other aspects of the conduct of JXM's Business as agreed upon by MOS and JXM expressly in writing.

            1.3 MOS shall be deemed to have accepted a subscription order submitted by JXM unless MOS rejects such order by written notice to JXM within fifteen (15) business days after submission. MOS, however, reserves the unqualified right to refuse to process an order, in which event, such order shall not be cleared through any other clearing source.

            1.4 MOS reserves the unqualified right to terminate any previously processed order when MOS shall, in its sole judgment, deem it necessary to adequately resolve a complaint registered by a consumer with a publisher, consumer affairs agency, U.S. or non-U.S., international, Federal, state or local government or any agency thereof.

            1.5 Upon notification to MOS by JXM that an order is to be cancelled, MOS shall cancel such order with the appropriate publisher in accordance with its standard cancellation procedures. JXM shall be entitled to a credit for such cancellation as mutually determined by MOS and JXM.

            1.6 Using a merchant bank account of JXM (the "Bank Account"), MOS shall debit the accounts of subscribers for their scheduled and early payments to JXM ("Subscriber Payments") and deposit the Subscriber Payments into the Bank Account. MOS shall be signatory on and for, and shall control, the Bank Account. MOS shall use MOS's currently existing credit card merchant account to process payments. MOS shall not commingle in the Bank Account any other funds with the Subscriber Payments. On a weekly basis, MOS shall prepare a report that reconciles the status of all outstanding receivables and events of the previous week. All payroll, refunds, lead expenses, publisher remits, taxes, rent, equipment leases and other expenses to be determined (collectively, referred to as "Expenses") will be paid by MOS out of the Bank Account. MOS shall not be liable in any manner for Expenses which exceed the available balance of the Bank Account. MOS shall transfer a minimum of $1,200 (One Thousand Two Hundred Dollars) per week from the Bank Account to a local Montana bank account chosen by MOS to cover miscellaneous local expenses (the "Petty Cash Account"). Jason
W. Ellsworth, an individual with an address of P.O. Box 1202, Lolo, MT 59847, shall be the signatory on and for the Petty Cash Account, whose funds he shall utilize for proper and lawful business purposes only and in furtherance of this Agreement.

      2.    JXM'S OBLIGATIONS.

            2.1 JXM shall prepare a customer "Welcome Letter," including a customer agreement, which MOS shall deliver to new subscribers.

            2.2 JXM shall assume and agree to perform all obligations and undertakings properly made by MOS for and on JXM's behalf pursuant to this Agreement.

            2.3 JXM shall cooperate with MOS in the performance of MOS's obligations under this Agreement and shall make available to MOS all books, records and other information which MOS may request.

            2.4 JXM shall not take or fail to take any action which would adversely affect the performance of MOS's s obligations hereunder.

      3.    ACKNOWLEDGMENTS, AGREEMENTS AND AFFIRMATIVE COVENANTS

            3.1 JXM acknowledges, agrees and covenants that MOS shall only be required to verify, process, clear, collect and care for orders solicited in conformity with the applicable present or future standards, policies, rules and regulations of MOS, and the publishers represented by MOS, the United States Post Office Department, the Audit Bureau of Circulations, the Federal Trade Commission, the Federal Communication Commission, U.S and non-U.S., international, Federal, state, or municipal laws or court or administrative orders or rulings affecting such sale and servicing of subscription orders (collectively, referred to as "Rules").

            3.2 JXM acknowledges, agrees and covenants that all of JXM's authorized actions and the authorized actions of its representatives will be in conformity with the Rules (including, without limitation, JXM's submission to MOS of information in the format(s) prescribed under the Rules).

            3.3 JXM acknowledges, agrees and covenants that JXM will submit to MOS subscription orders for only those magazines which JXM is authorized by a publisher to sell.

            3.4 JXM acknowledges, agress and covenants that it promptly shall inform MOS of any restrictions that exist with respect to its ability to sell any magazine.

            3.5 JXM acknowledges, agrees and covenants that it solely shall be liable for any costs in excess of the publisher remit rates which may be assessed by publisher as a result of JXM's failure to adhere to said publisher's stated sales policy.

            3.6 JXM agrees to assume responsibility for all costs and fulfillment to subscribers arising from the suspension or discontinuance of any publication.

            3.7 JXM acknowledges and agrees that MOS' performance of its obligations hereunder is conditioned upon JXM's compliance with all agreements, acknowledgements and covenants under this Agreement.

            3.8 JXM acknowledges and agrees that MOS makes no representations, warranties or guarantees of any kind concerning the continued existence of any magazine offered or with respect to the delivery of any subscription by publishers to JXM or to subscribers.

            3.9 JXM acknowledges and agrees that, without MOS's express written consent, it does not have the right, nor is it authorized, to use any of the MOS or MOS affiliates' trade names or trademarks (other than JXM's own trade name and trademarks and the trade names and trademarks of JXM's subsidiaries) or those of its authorized dealers or independent sellers for any purpose whatsoever.

            3.10 JXM acknowledges and agrees that MOS may upsell to any and all of JXM's customers (with income from such upselling, if any, credited to JXM) and that any and all of JXM's customers will be subject to MOS's standard upsell, special promotion and reclamation procedures as determined by MOS from time to time.

            3.11 JXM agrees to indemnify and reimburse immediately and to hold MOS completely harmless from any and all legal fees, expenses, costs, losses, debts, liabilities, suits or claims incurred by MOS directly or indirectly because of, or directly or indirectly as a result of, a breach of this Agreement by JXM or agents or employees of JXM, or in any way arising out of a violation or alleged violation by JXM or agents or employees of JXM, of Regulation Z (Truth-in-Lending Act), the F.T.C.'s Telemarketing Sales Rule, the Telephone Consumer Protection Act, any U.S. or non-U.S., international, Federal, state or local law or regulation, any U.S. or non-U.S., international, Federal, state or local law or regulation, court or administrative order, any agreement with the Federal Trade Commission (F.T.C.) or other U.S. or non-U.S., international, Federal, state, or local agency, any agreement with or directive of any publisher, or for any other acts, commissions or omissions of JXM or agents or employees of JXM.

            3.12 JXM agrees to maintain adequate records so that there will always be available for use by MOS or its agents an accurate tabulation of the sales made and collections made and due, or to become due on each individual subscriber's account sold by JXM and to maintain all records set forth in #310.5 of the FTC's Telemarketing Sales Rule.

            3.13 JXM acknowledges and agrees that MOS has and shall have such powers and authority which are necessary to enable MOS to discharge its obligations hereunder.

            3.14 JXM acknowledges and agrees that, except as provided herein and except as JXM and MOS shall otherwise agree in writing, MOS shall not be required to advance any funds or obligate itself in any manner to third parties for or on behalf of JXM.

      4.    COMPENSATION AND EXPENSES.

            4.1 In addition to any other sums which JXM is required to pay to MOS, JXM shall pay to MOS a $7.50 (Seven Dollar and Fifty Cent) service fee per subscription order which MOS verifies ("Verification Fee"). JXM shall pay to MOS such Verification Fee on or by the thirtieth (30th) calendar day following the last calendar day of the calendar month in which the subscription order was verified.

            4.2 In addition to any other sums which JXM is required to pay to MOS, on a monthly basis, JXM shall pay to MOS a $2.75 (Two Dollar and Seventy Five Cent) fee per subscription order which is reflected in JXM's computer database, which has aged at least thirty (30) calendar days and for which payment has been made within the sixty (60) day period immediately prior to such monthly date on which JXM shall pay MOS.

            4.3 In addition to the compensation payable to MOS hereunder, JXM shall reimburse MOS promptly for certain reasonable out-of-pocket expenses incurred by MOS in the performance of its duties hereunder, provided that prior to reimbursement, JXM may request an itemized written account and documentation. The types of such reimbursable expenses shall be as agreed upon by MOS and JXM, but shall include, without limitation, premiums, sweepstakes prizes and the costs to MOS of printing, and postage for delivery, of "Welcome Letters."

      5.    TERM OF AGREEMENT - TERMINATION RIGHTS.

            5.1 This Agreement shall continue for a two-year term beginning on the date hereof and shall automatically renew for successive one-year terms unless MOS and JXM mutually agree to terminate this Agreement in writing; provided however that this Agreement shall automatically terminate upon MOS's purchase of the entire capital stock ("Stock") of JWE Holdings, Inc., a Delaware corporation, pursuant to MOS's exercise of an option to purchase the Stock from JWE Enterprises, Inc., a Florida corporation, pursuant to an Option Agreement dated the date hereof (the "Exercise").

            5.2 For a period of thirty (30) calendar days after the termination of this Agreement, MOS and JXM shall continue performance of their respective obligations under the Agreement with regard to any subscription orders outstanding upon the termination date, even though such performance extends beyond the termination date, but only so long as there are monies due and owing between the parties, and any unapplied credits shall be applied against the balance due MOS from JXM.

            5.3 MOS shall have the right to terminate this Agreement immediately upon notice to JXM at any time after the occurrence of any default as described herein below. Upon termination pursuant to any event of default, all monies owing to MOS hereunder shall become immediately due and payable to MOS from JXM. The following shall constitute a default by JXM:

                  (a) JXM's failure to make any payment due MOS as set forth in this Agreement and failure to make such payment within ten (10) calendar days after notice of such failure has been given by MOS.

                  (b) the filing of a Voluntary Petition in Bankruptcy by JXM, or the filing of an Involuntary Petition in Bankruptcy against JXM that is not dismissed within thirty (30) calendar days thereafter, or JXM becoming insolvent, or the JXM's making an assignment for the benefit of creditors, or the JXM being adjudicated a bankrupt;

                  (c) JXM's failure to preserve the confidentiality of the information provided to it by MOS; and

                  (d) JXM's failure to comply with any covenant, condition or other obligation under this Agreement within ten (10) calendar days after MOS notifies JXM of JXM's failure to comply.

      6.    ADDITIONAL TERMS AND PROVISIONS.

            6.1 All notices, requests, demands, consents, waivers, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses, if delivered personally, or (ii) two days after the date mailed to the appropriate addresses stated below, if mailed by first class certified mail, registered mail, or express mail, in each case with postage prepaid and return receipt requested, or (iii) one day after the date sent to the appropriate addresses, if sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt requested, or (iv) on the date sent to the appropriate addresses or fax numbers, if sent by prepaid telegram, e-mail, or fax, provided that a copy is sent within 24 hours thereafter by one of the other methods of giving notices permitted under this Section. The addresses, e-mail addresses, and fax numbers of the parties for purposes of this Section are set forth below. Any party may change its addresses, e-mail addresses, or fax numbers for purposes of this Section by giving notice of such change to all other parties in the manner permitted under this Section.

            If notice is to be sent to MOS:
                  c/o Cross Media Marketing Corporation
                  461 Fifth Avenue
                  19th Floor
                  New York, NY  10017
                  Attn: Richard Kaufman

            If notice is to be sent to JXM:

                  737 North Highway 93
                  Hamilton, MT  59840
                  Attn: Jason W. Ellsworth

                  and

                  c/o Cross Media Marketing Corporation
                  461 Fifth Avenue
                  19th Floor
                  New York, NY  10017
                  Attn: Richard Kaufman

            6.2 Any headings used herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            6.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, sell or transfer, in whole or in part, any of its rights or obligations hereunder without the written consent of the other party; provided, however, that a change of control of MOS's parent shall not be deemed an assignment.

            6.4 This Agreement may not be modified, varied, supplemented or amended in any respect except in a writing executed by all parties hereto.

            6.5 Any waiver by MOS of strict compliance with or performance of any of the terms of this Agreement, or of any breach hereof by JXM, shall not be deemed to constitute a waiver of any subsequent failure or breach of any nature.

            6.6 This Agreement alone expresses the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings relating to the subject matter hereof are hereby superseded and cancelled.

            6.7 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed within that state.

            6.8 All claims, demands, disputes, controversies, differences, or misunderstandings among or between the parties hereto arising out of, or by virtue of, this Agreement (collectively, referred to as "Disputes") shall first be negotiated by the parties hereto (the "Parties"), and, if an acceptable resolution does not result, shall then be submitted to and determined by arbitration in accordance with this Section 6.8. In the event of such a Dispute, which cannot be first resolved among or between the Parties, the Parties shall together select one arbitrator who is neutral and unbiased. If the Parties are unable to agree upon the arbitrator, the American Arbitration Association ("AAA") shall be designated by any party to appoint such arbitrator to arbitrate the matter in accordance with this Section 6.8. The matter shall be arbitrated under the applicable rules of the AAA, such arbitration to be held in Chicago, Illinois. At any time before a decision of the arbitration panel has been rendered, the parties may resolve the Dispute by settlement. JXM shall bear the initial fees and expenses of the Parties' counsels, witnesses and the arbitrator selected by the Parties or appointed by the AAA. The prevailing Party shall be entitled to reimbursement from the other Party for one-half (1/2) of the prevailing Party's total fees and expenses (including, without limitation, fees and expenses of attorneys, witnesses and the arbitrator). The decision of the arbitrator shall be made in writing setting forth the award, the reasons for the decision and award; shall be binding and conclusive on all Parties; and shall not be appealable. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. This agreement to arbitrate is specifically enforceable by the parties to this Agreement.

            6.9 No party shall have any rights or interests under this Agreement except the parties to this Agreement.

            6.10 This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

                                    MEDIA OUTSOURCING, INC.


                                    By:
                                        --------------------------------------
                                          Name:
                                          Title:


                                    J. CROSS MARKETING, LLC,
                                    by its Members:

                                    JWE holdings, Inc.


                                    By:
                                        --------------------------------
                                          Name:   Jason W. Ellsworth
                                          Title:  President


                                    MEDIA OUTSOURCING, INC.


                                    By:
                                        --------------------------------------
                                          Name:
                                          Title:

                             J. Cross Marketing, LLC
                       Limited Liability Company Agreement
                                    Exhibit C

                      MANAGEMENT SUPPORT SERVICES AGREEMENT


      AGREEMENT made as of June 8, 2001 (the "Agreement Date"), by and among JWE Enterprises, Inc., a Florida corporation ("Manager"), Jason W. Ellsworth, with an address of P.O. Box 1202, Lolo, MT 59847 ("Ellsworth"), and
J. CROSS MARKETING, LLC, a Delaware limited liability company ("JXM").

                                   BACKGROUND

      WHEREAS, JXM is engaged in the business of operating a teleservices business to sell magazine subscriptions (the "Business").

      WHEREAS, JXM desires to engage Manager to provide certain management support services and personnel required by JXM's Business, and Manager is willing to provide such personnel and support services, all upon the terms contained herein.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

      1.    MANAGEMENT SUPPORT SERVICES TO BE PROVIDED BY MANAGER

            1.1. Manager will undertake to provide the following services and personnel for JXM's Business:

                  (a) Supervise JXM's operational management and sales pursuant to the dealer sales policies of Media Outsourcing, Inc., a Delaware corporation ("MOS"), as set forth in Exhibit "A" attached hereto and made a part hereof;

                  (b) Supervise JXM's administration, accounting, bookkeeping, record-keeping and financial reporting functions and other reporting obligations;

                  (c) The hiring, training, performance evaluation, discipline and termination of personnel as reasonably necessary for JXM to carry out its duties;

                  (d) Ordering of insurance necessary for JXM's Business;

                  (e) Services relating to personnel administration as agreed upon by Manager and JXM; and

                  (f) Such other aspects of the conduct of JXM's Business as agreed upon by Manager and JXM.

            1.2. Manager agrees that, in the performance of its duties and obligations hereunder, it shall comply with any and all applicable U.S. and non-U.S., international, Federal, state, provincial, territorial, local and other laws and regulations governing telemarketing activities.

            1.3. Manager may perform any services which it is authorized or obligated to perform hereunder off of JXM's premises.

            1.4. JXM hereby grants to Manager such powers and authority which are reasonably necessary to enable Manager to discharge its obligations hereunder.

            1.5. JXM and its Members shall in all respects retain all power and authority with respect to the overall operation of and long-term planning for JXM's Business, and all decisions by Manager pursuant to its authority under this Agreement are subject to review by JXM's Members.

            1.6. Manager shall not be required to advance any funds or obligate itself in any manner to third parties for or on behalf of JXM except as JXM and Manager shall otherwise agree in writing.

      2.    JXM'S OBLIGATIONS.

            2.1. JXM shall assume and agree to perform all obligations and undertakings properly made by Manager for and on JXM's behalf pursuant to this Agreement.

            2.2. JXM shall cooperate with Manager in the performance of Manager's obligations under this Agreement and shall make available to Manager all books, records and other information which Manager may request.

            2.3. JXM shall not take or fail to take any action which would adversely affect the performance of Manager' s obligations hereunder.

      3.    COMPENSATION AND EXPENSES.

            3.1. On a monthly basis, JXM shall send to its members and to Manager a general ledger and/or an unconsolidated statement of cash flows prepared by MOS based on information which shall be provided by JXM to MOS and prepared in accordance with GAAP showing JXM's cash flows for each month of JXM's operation. In consideration of the services rendered by Manager hereunder, beginning on the third (3rd) business day of the first (1st) calendar month immediately following the determination, based on such general ledger or statement of cash flows, that JXM has achieved positive net cash flow, JXM shall pay to Manager an annual fee of $100,000 (One Hundred Thousand Dollars), payable in installments of $8,500 (Eight Thousand Five Hundred Dollars) on the third
(3rd) business day of every calendar month. However, if it is determined (in accordance with this Section 3.1) that JXM has failed to achieve positive net cash flow for two (2) consecutive calendar months, then any and all payments of such installments shall cease as of, and for, the third (3rd) business day of the first (1st) calendar month immediately following such two (2)-month period and shall remain discontinued until the third (3rd) business day of the first
(1st) calendar month immediately following a period of two (2) consecutive calendar months for which it is determined (in accordance with this Section 3.1) that JXM has achieved positive net cash flow on a monthly basis. Manager reserves the right to inspect JXM's general ledgers and statements of cash flows at least once every month in a reasonable manner and at reasonable times and to object to any failure to determine that JXM has achieved positive net cash flow.

            3.2. In addition to the compensation payable to Manager hereunder, JXM shall reimburse Manager for certain reasonable out-of-pocket expenses incurred by Manager in the performance of its duties hereunder, provided that prior to reimbursement, JXM may request an itemized written account and documentation. The types of such reimbursable expenses shall be as agreed upon by Manager and JXM.

      4.    TERM OF AGREEMENT - TERMINATION RIGHTS.

         This Agreement shall continue for a two-year term beginning on the date hereof and shall automatically renew for successive one-year terms unless Manager, Ellsworth or JXM notifies the other parties, in writing, that it wishes to terminate this Agreement; provided however that this Agreement shall automatically terminate upon MOS's purchase of the entire capital stock ("Stock") of JWE Holdings, Inc., a Delaware corporation, pursuant to MOS's exercise of an option to purchase the Stock from Manager pursuant to an Option Agreement dated the date hereof. Upon the consummation of such purchase of the Stock (the "Stock Purchase"), Ellsworth shall have the right to enter into a commercially reasonable consulting agreement with terms similar to those of this Agreement. Such consulting agreement, if any, shall require that, if within the one (1) year term, JXM requests that Ellsworth conduct any work on JXM's premises, then JXM shall compensate Ellsworth in the amount of $2,500 (Two Thousand Five Hundred Dollars) per day for a minimum of four (4) days.

      5.    RESTRICTIVE COVENANTS.

            5.1   Certain Definitions.

                  (a) "Affiliate" shall mean, as to any person, any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person. For purposes of this definition, control of a person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Business Associates" include all persons and entities which have had in the past, have currently, or shall have during the Restriction Period, a business relationship with any of the Companies (defined below), or with which any of the Companies (defined below) shall be attempting during the Restriction Period to develop a business relationship, including, without limitation, as a publisher, investor, lender, borrower, guarantor, surety, landlord, tenant, lessor, lessee, source of resources, vendor, supplier, source of Customer referral, third party payor or other business contact of any kind.

                  (c) "Companies" means, collectively, (i) MOS, (ii) JXM, (iii) Cross Media Marketing Corporation, a Delaware corporation ("XMM"), (iv) JWE Holdings, Inc., a Delaware corporation ("JWE"), and (v) any and all Subsidiaries.

                  (d) "Competitor" includes any person or entity which is involved, directly or indirectly, in the sale of products or services substitutable for or otherwise competitive with any products or services sold by any of the Companies in any county in which any of the Companies has one or more Customers.

                  (e) "Confidential Information" includes all information which is not generally known or available to the public or a Competitor (whether or not in written or tangible form) and the knowledge of which could benefit a Competitor, including, without limitation, all of the following types of information: (i) identities of, and other information pertaining to, Customers, Personnel and Business Associates, including, without limitation, publishers, lead sources, customer lists and data (including, without limitation, customer names, telephone and fax numbers, e-mail addresses, surface mailing addresses, other contact information, purchasing histories and credit histories), experiences with any of the Companies, terms of oral or written contracts or understandings with a party hereto or third parties, the content of any lead files or other files, correspondence, invoices and other records; (ii) projections, financial information, cost and pricing information and internal accounting statistics; (iii) information concerning products or services, research and development efforts (whether for new products or concepts or enhancements or improvements) and any other discoveries, inventions, innovations, techniques, procedures and the like (including, without limitation, sales scripts and the use of automatic dialers); (iv) agreements, arrangements and relations with publishers; and (v) any other trade secrets.

                  (f) "Confidential Materials" include documents, correspondence, memoranda, records, notes, plans, reports, materials, programs, recordings, magnetic media, software, disks, diskettes, charts, manuals, materials and all other media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Information may be contained or from which it may be readily derived.

                  (g) "Customers" include all past, present, prospective or potential customers of any of the Companies (including, without limitation, customers of a Competitor). Prospective and potential customers include all persons and entities with whom or which any of the Companies or their respective representatives have had any business solicitations, dealings, negotiations or similar interaction likely or intended to result in such persons or entities becoming a purchaser of products or services sold by any of the Companies.

                  (h) "Personnel" includes all employees, contractors, agents, brokers, consultants or other persons or entities rendering services to any of the Companies for compensation in any form, whether employed by or independent of any of the Companies.

                  (i) "Restriction Period" shall mean the period of time from the date hereof until three (3) years after the date of termination of this Agreement; provided, however, that if a person bound by this Section 5 violates any covenant contained in this Section 5 and if MOS, JWE, XMM or JXM institutes action for equitable relief, MOS, JWE, XMM or JXM shall not be deprived of the benefit of the full Restriction Period as a result of the time involved in obtaining such relief and, accordingly, such Restriction Period shall be deemed to include in addition the three (3)-year period commencing on the date on which relief is granted.

                  (j) "Subsidiary" means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity in which MOS, JXM, XMM or JWE directly or indirectly (including through any one or more Subsidiaries), owns, holds or controls a majority of either (i) the total voting power of shares of stock or other interests entitled (and not subject to any condition beyond its direct or indirect control) to vote in the election of directors, managers, trustees or other persons serving in a similar capacity or (ii) the ownership or equity interests without regard to voting (which, for purposes of defining a "Subsidiary" would include interests in a partnership, limited liability company, association or other business entity to which a majority of such entity's gains or losses would be allocated).

            5.2 Covenant Not to Interfere. During the Restriction Period, Manager Ellsworth, and each of their Affiliates shall not, directly or indirectly, solicit, induce or influence, or attempt to solicit, induce or influence, any Customer, Personnel or Business Associate to terminate a relationship which has been formed or is being formed, or otherwise divert from any of the Companies the business of, or other benefit of a relationship with, any Customer, Personnel or Business Associate, or to discontinue, reduce the extent of, discourage the development of or otherwise harm its relationship with any of the Companies, including, without limitation, to commence or increase its relationship with any Competitor.

            5.3 Confidential Information. During the Restriction Period and thereafter, Manager, Ellsworth and each of their Affiliates shall maintain in strict confidence and duly safeguard to the best of its and his ability any and all Confidential Information, and it and he shall not, directly or indirectly, disclose or divulge to anyone or use or otherwise exploit for the benefit of anyone, other than the Companies, any Confidential Information. All Confidential Materials are and shall remain the exclusive property of their respective owner, subject to return to the respective owner at any time upon demand by the Board of Directors, executive officers or members (acting unanimously) of such owner. No Confidential Materials may be entrusted to anyone, other than the Personnel entitled to such materials by authorization of the applicable Board, officer or members, without prior written permission from the applicable Board, officer or members.

            5.4 Activities for JXM. The covenants set forth in this Section 5 shall not apply to the extent that such actions or omissions are expressly approved by the unanimous consent of the Members of JXM in writing.

            5.5 Restrictions on Sale Activities. Notwithstanding anything to the contrary, Manager, Ellsworth and each of their Affiliates may sell, license, sub-license or market on behalf of JXM only those items, goods and services expressly authorized by MOS, and only in the manner expressly authorized by MOS, including, without limitation, names, addresses, e-mail addresses, telephone numbers and/or fax numbers of potential customers, leads, files or customer lists (collectively, referred to as "Lead/Customer Information"). Manager and Ellsworth acknowledge and agree that not only may Lead/Customer Information be Confidential Information, but also the sale, license, sub-license or marketing of Lead/Customer Information without MOS' express authorization or outside of the scope of MOS' express authorization, whether or not Confidential Information, shall constitute a material breach of this Agreement.

            5.6 Reasonableness of Covenants. The parties acknowledge and agree that the covenants set forth in this Section 5 are necessary for the protection of the legitimate interests of the Companies. Ellsworth represents and warrants that such covenants are not intended to, and if specifically enforced would not, prevent him from earning a living that involves his training and skills. Manager, Ellsworth and each of their Affiliates hereby acknowledges that the execution of this Agreement by JXM constitutes fair and adequate consideration for its and their compliance herewith, and it and they shall not be entitled to any other payment or consideration for such compliance.

            5.7 Defenses; Counterclaims. The obligations of Manager, Ellsworth and each of their Affiliates under this Section 5 shall not be canceled, limited (in type or scope or as to the remedies available for enforcement) or otherwise affected in any manner by any claim or cause of action that it or they may have against any of the Companies or any third party. No right to an equitable accounting, the payment of any damages or other remedy available to any of the Companies shall be subject to any counterclaim, set-off, recoupment or defense of any kind, and Manager, Ellsworth and each of their Affiliates unconditionally and irrevocably waive any right it or they may have now or at any time to bring or assert any such counterclaim, set-off, recoupment or defense. It is the intention of the parties that the covenants set forth in this Section 5 be enforced absolutely according to the terms hereof, and Manager, Ellsworth and each of their Affiliates pursue any claims that it or they may have by independent action.

            5.8 Survival of Covenants. Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth in this
Section 5 shall survive, to the extent set forth in this Section 5, the termination of this Agreement for any reason whatsoever, unless terminated by a written instrument that expressly terminates this Section 5 by specific reference to this Section 5.

      6.    ADDITIONAL TERMS AND PROVISIONS.

            6.1. All notices, requests, demands, consents, waivers, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses, if delivered personally, or (ii) two days after the date mailed to the appropriate addresses stated below, if mailed by first class certified mail, registered mail, or express mail, in each case with postage prepaid and return receipt requested, or (iii) one day after the date sent to the appropriate addresses, if sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt requested, or (iv) on the date sent to the appropriate addresses or fax numbers, if sent by prepaid telegram, e-mail, or fax, provided that a copy is sent within 24 hours thereafter by one of the other methods of giving notices permitted under this Section. The addresses, e-mail addresses, and fax numbers of the parties for purposes of this Section are set forth below. Any party may change its addresses, e-mail addresses, or fax numbers for purposes of this Section by giving notice of such change to all other parties in the manner permitted under this Section.

            If notice is to be sent to Manager or to Ellsworth:
            P.O. Box 1202
            Lolo, MT  59847
            Attn: Jason W. Ellsworth


            If notice is to be sent to JXM:

            c/o Cross Media Marketing Corp.
            461 Fifth Avenue
            19th Floor
            New York, NY  10017
            Attn: Richard Kaufman

            6.2 Any headings used herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            6.3 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the written consent of the other parties; provided, however, that a change of control of MOS's parent shall not be deemed an assignment.

            6.4 This Agreement may not be modified, varied, supplemented or amended in any respect except in a writing executed by all parties hereto.

            6.5 This Agreement alone expresses the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings relating to the subject matter hereof are hereby superseded and cancelled.

            6.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be wholly performed within that state.

            6.7 All claims, demands, disputes, controversies, differences, or misunderstandings among or between the parties hereto arising out of, or by virtue of, this Agreement (collectively, referred to as "Disputes") shall first be negotiated by the parties hereto who are participants in the Dispute (the "Parties"), and, if an acceptable resolution does not result, shall then be submitted to and determined by arbitration in accordance with this Section 6.7. In the event of such a Dispute, which cannot be first resolved among or between the Parties, the Parties shall together select one arbitrator who is neutral and unbiased. If the Parties are unable to agree upon the arbitrator, the American Arbitration Association ("AAA") shall be designated by any party to appoint such arbitrator to arbitrate the matter in accordance with this Section 6.7. The matter shall be arbitrated under the applicable rules of the AAA, such arbitration to be held in Chicago, Illinois. At any time before a decision of the arbitration panel has been rendered, the parties may resolve the Dispute by settlement. JXM shall bear the initial fees and expenses of the Parties' counsels, witnesses and the arbitrator selected by the Parties or appointed by the AAA. The prevailing Party/ies shall be entitled to reimbursement from the other Party/ies for one-half of the prevailing Party's/ies' total fees and expenses (including, without limitation, fees and expenses of attorneys, witnesses and the arbitrator). The decision of the arbitrator shall be made in writing setting forth the award, the reasons for the decision and award; shall be binding and conclusive on all Parties; and shall not be appealable. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. This agreement to arbitrate is specifically enforceable by the parties to this Agreement.

            6.8 No party shall have any rights or interests under this Agreement except the parties to this Agreement.

            6.9 Any waiver by JXM of strict compliance with or performance of any of the terms of this Agreement, or of any breach hereof by Manager or Ellsworth, shall not be deemed to constitute a waiver of any subsequent failure or breach of any nature.

            6.10 This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

                                    JWE Enterprises, inc.


                                    By:
                                        --------------------------------------
                                          Name: Jason W. Ellsworth
                                          Title:


                                    J. CROSS MARKETING, LLC,
                                    By its Members:


                                    MEDIA OUTSOURCING, INC.


                                    By:
                                        --------------------------------
                                          Name:
                                          Title:

                                    JWE HOLDINGS, INC.


                                    By:
                                        --------------------------------
                                          Name:  Jason W. Ellsworth
                                          Title: President


                                    WITH RESPECT TO SECTIONS 4, 5 AND 6 ONLY:


                                    _________________________________________
                                    Jason W. Ellsworth, individually

                                   Exhibit "A"

(a)   MOS' POLICIES

                             J. Cross Marketing, LLC
                       Limited Liability Company Agreement
                                    Exhibit D

                                 LEASE AGREEMENT